UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2014

Pacific Gold Corp.

(Exact name of registrant as specified in its charter)

Nevada	000- 32629	98-0408708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 N. Rainbow Blvd. #2987 Las Vegas, Nevada 89107	89107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  416-214-1483

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 18, 2014, the Company completed an amendment to its Option and Asset Sale Agreement with Pilot Metals Inc. As amended, instead of $850,000 to be paid on March 31, 2014 and $1,000,000 on the commencement of commercial mining, the Company received $200,000 on February 18, 2014 and will receive $400,000 on March 31st and $1,500,000 on the commencement of commercial mining. Pilot Metals has an option that is good until September 30, 2014, to purchase $500,000 of the final $1,500,000 payment for $250,000. All payments are subject to a 15% royalty to be paid to Platoro West.

All of the immediate proceeds receivable in February and March from the sale have been used or will be used for the payment of outstanding vendor obligations, debt reduction on obligations that are or will be due, and, to the extent of any remaining amounts, working capital of the Company. The Company does not expect that there will be, if at all, any significant amount of funds available for working capital at this time.

The Company will require additional capital to restart operations at the Black Rock Canyon Mine and to meet the objectives of its business plan.

There are issued and outstanding 395,366,031 shares of common stock as of February 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC GOLD CORP.

Date: February 20, 2014	By:	/s/ Robert Landau
Name: Robert Landau
Title: Chief Executive Officer